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                                                                      Exhibit 14

                       KID CASTLE EDUCATIONAL CORPORATION
                                 CODE OF ETHICS
                                       FOR
                         MANAGEMENT PERSONNEL, INCLUDING
                            SENIOR FINANCIAL OFFICERS

INTRODUCTION.

This Code of Ethics for management personnel, including Senior Financial Officers, has been adopted by the Board of Directors of Kid Castle Educational Corporation to promote honest and ethical conduct, proper disclosure of financial information in the Company periodic reports, and compliance with applicable laws, rules, and regulations by the Company officers and management personnel. It is an integral part of the Company Standards of Conduct applicable to the Company employees generally, but is set out in this special Code of Ethics because of the importance of the topic.

APPLICABILITY.

As used in this Code, the term Senior Financial Officer means the Company Chief Executive Officer, Chief Financial Officer and Controller.

PRINCIPLES AND PRACTICES.

In performing his or her duties, each of the management personnel, including Senior Financial Officers, must:

(1) conduct him or herself in an honest and ethical manner and avoid any actual or apparent conflict of interest as defined in the Company Standards of Business Conduct;

(2) in the case of the Senior Financial Officers, report to the Audit Committee of the Board any conflict of interest that may arise, and any transaction or relationship that reasonably could be expected to five rise to a conflict, and in the case of all others, to senior management;

(3) provide, or cause to be provided, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission and in its other public communications;

(4) comply, and take all reasonable actions to cause others to comply, with applicable governmental laws, rules, and regulations; and

(5) in the case of the Senior Financial Officers, promptly report violations of this Code to the Audit Committee, and in the case of all others, to senior management.

WAIVER.

Any request for a waiver of any provision of this Code by or on behalf of any Senior Financial Officer must be in writing and addressed to the Audit Committee. Any waiver of this Code by or on behalf of any Senior Financial Officer will be disclosed promptly on Form 8-K or any other means approved by the Securities and Exchange Commission.

COMPLIANCE AND ACCOUNTABILITY.

The Audit Committee will assess compliance with this Code, report material violations to the Board of Directors, and recommend to the Board appropriate action.

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                       KID CASTLE EDUCATIONAL CORPORATION
                       CODE OF BUSINESS CONDUCT AND ETHICS
                                  FOR DIRECTORS
INTRODUCTION.

      This Code of Ethics for Directors has been adopted by the Board of Directors of Kid Castle Educational Corporation to promote honest and ethical conduct and compliance with applicable laws, rules, regulations and standards. The Board recognizes that no code of conduct and ethics can replace the thoughtful behavior of an ethical Director. Such a code, however, can focus attention on areas of ethical risk, provide guidance to help recognize and deal with ethical issues, and help to foster a culture of honesty and accountability.

      Any waiver of the Code may be made only by the Board of Directors or a Committee of the Board, and must be disclosed promptly or shareholders.

PRINCIPLES AND PRACTICES.

      In performing his or her duties, a Director of Kid Castle Educational Corporation should abide by the following principles:

- CONFLICTS OF INTEREST. Directors should conduct themselves in an honest and ethical manner and avoid any actual or apparent conflict of interest. A conflict of interest occurs when a Director private interest interferes in any way with the interests of the Company, and/or makes it difficult to perform his or her duty objectively and effectively.

- CORPORATE OPPORTUNITIES. Directors should not (a)take for themselves personally opportunities that are discovered through the use of Company property, information or position; (b) use Company property, information, or position for personal gain; or (c) compete with the Company. Directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

- CONFIDENTIALITY. Directors should maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosures all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

- FAIR DEALING. Directors should endeavor to deal fairly with the Company various constituents. No Director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

- PROTECTION AND PROPER USE OF COMPANY ASSETS. Directors should protect the Company assets and ensure their efficient use. All Company assets should be used for legitimate business purposes.

-     COMPLIANCE WITH LOWS, RULES AND REGULATIONS (INCLUDING INSIDER TRADING
      LAWS). Directors should proactively promote compliance with laws, rules and regulations, including insider trading laws. Insider trading is both unethical and illegal.

- ENCOURAGING THE REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR. Directors should proactively promote ethical behavior. Directors should ensure that the Company encourages employees to talk to supervisors, managers or other

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      appropriate personnel when in doubt about the best course of action in a particular situation. Directors should ensure that the Company has an effective means for employees to report violations of laws, rules, regulations or the Company Code of Ethics for Management Personnel, including Senior Financial Officers or its Standards of Conduct. Directors should ensure that the Company does not allow retaliation for reports made in good faith and that this is policy communicated to the employee.